Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	August 5, 2020

GRAHAM HOLDINGS COMPANY REPORTS
SECOND QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $18.9 million ($3.60 per share) for the second quarter of 2020, compared to $57.1 million ($10.65 per share) for the second quarter of 2019.
The novel coronavirus (COVID-19) pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s results for the first six months of 2020, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue in the second half of 2020. The Company’s management is taking a variety of measures to reduce costs and capital expenditures. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for the second quarter of 2020 and 2019 were also affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $60.8 million for the second quarter of 2020, compared to $73.9 million for the second quarter of 2019. Excluding these items, income before income taxes was $40.0 million for the second quarter of 2020, compared to $64.8 million for the second quarter of 2019. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the second quarter of 2020:
•$9.3 million in long-lived asset impairment charges;
•$10.2 million in restructuring charges at the education division;
•$2.8 million in accelerated depreciation at other businesses;
•a $1.1 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$4.6 million in expenses related to non-operating Separation Incentive Programs at the education division and SocialCode;
•$39.9 million in net gains on marketable equity securities;
•non-operating gains of $7.8 million from write-ups and sales of cost and equity method investments; and
•$1.1 million in non-operating foreign currency losses.
Items included in the Company’s income before income taxes for the second quarter of 2019:
•a $7.8 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$6.6 million in expenses related to a non-operating Separation Incentive Program at the education division;
•$7.8 million in net gains on marketable equity securities; and
•$0.1 million in non-operating foreign currency gains.
Revenue for the second quarter of 2020 was $652.9 million, down 11% from $737.6 million in the second quarter of 2019, largely due to the impact of COVID-19. Revenues declined at education, television broadcasting, manufacturing, SocialCode and other businesses, partially offset by an increase at healthcare. The Company reported operating income of $5.9 million for the second quarter of 2020, compared to $58.0 million for the second
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quarter of 2019. The operating income decline is driven by lower earnings in education, television broadcasting, manufacturing, SocialCode and other businesses, partially offset by an improvement at healthcare.
For the first six months of 2020, the Company reported a net loss attributable to common shares of $14.4 million ($2.77 per share) compared to net income attributable to common shares of $138.8 million ($25.91 per share) for the first six months of 2019. The results for the first six months of 2020 and 2019 were affected by a number of items as described in the following paragraphs. Including these items, loss before income taxes was $18.5 million for the first six months of 2020, compared to income before income taxes of $183.2 million for the first six months of 2019. Excluding these items, income before income taxes was $79.1 million for the first six months of 2020, compared to $117.3 million for the first six months of 2019. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s loss before income taxes for the six months of 2020:
•$25.7 million in goodwill and other long-lived asset impairment charges;
•$10.2 million in restructuring charges at the education division;
•$2.8 million in accelerated depreciation at other businesses;
•a $1.4 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$4.6 million in expenses related to non-operating Separation Incentive Programs at the education division and SocialCode;
•$60.5 million in net losses on marketable equity securities;
•non-operating gain, net, of $1.6 million from write-ups, sales and impairments of cost and equity method investments; and
•$3.2 million in non-operating foreign currency gains.
Items included in the Company’s income before income taxes for the six months of 2019:
•a $9.6 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$6.6 million in expenses related to a non-operating Separation Incentive Program at the education division;
•$31.9 million in net gains on marketable equity securities;
•$29.0 million gain from the sale of Gimlet Media;
•non-operating gain of $1.4 million from the write-up of cost method investments; and
•$0.6 million in non-operating foreign currency gains.
Revenue for the first six months of 2020 was $1,385.1 million, down 3% from $1,429.8 million in the first six months of 2019, largely due to the impact of COVID-19. Revenues declined at education, television broadcasting, manufacturing and SocialCode, partially offset by increases at healthcare and other businesses. The Company reported operating income of $14.0 million for the first six months of 2020, compared to $98.0 million for the first six months of 2019. Operating results declined in education, television broadcasting, manufacturing, SocialCode and other businesses, partially offset by an improvement at healthcare.
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Division Results
Education   The COVID-19 pandemic adversely impacted Kaplan’s operating results in the second quarter and first six months of 2020. The impact began in February and continued through the first half of 2020.
Kaplan serves a significant number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies. In these instances, Kaplan extended the life of its courses to be responsive to the changes in study needs of its students. These program modifications resulted in longer revenue recognition periods, adversely affecting the timing of revenue recognition at Kaplan’s Test Preparation and Professional education divisions. Overall, this is expected to continue to adversely impact Kaplan's revenues and operating results for the remainder of 2020, particularly at Kaplan International Languages.
Most of Kaplan Higher Education’s (KHE) services are delivered online by staff who have historically worked both virtually and in office locations. In response to COVID-19 necessitated “stay-at-home” protocols, KHE transitioned its entire staff to virtual work arrangements. KHE did not experience any disruption in its service delivery and Purdue Global has experienced an increase in program demand in the first half of 2020.
To help mitigate the negative revenue impact arising from the COVID-19 disruption, and to re-align its program offerings to better pursue opportunities arising from the disruption, Kaplan management developed and implemented a number of initiatives across its businesses, including: employee salary and work-hour reductions; temporary furlough and other employee reductions; reduced discretionary spending; facility restructuring; reduced capital expenditures; and accelerated development and promotion of various online programs and solutions. The facility restructuring plan undertaken by Kaplan was developed to align classroom and office space at International Languages and Higher Education with future business requirements, and was premised on the decision at Kaplan Test Prep and Kaplan Professional (U.S.) to substantially reduce location-based in person course offerings in step with shifting consumer preferences for online programs. In the second quarter and first six months of 2020, Kaplan recorded $10.5 million and $12.5 million in lease restructuring costs, respectively; and $1.2 million in second quarter 2020 severance restructuring costs. The lease restructuring costs included $3.4 million in accelerated depreciation expense in the second quarter and first six months of 2020. Kaplan also recorded a $10.0 million lease impairment charge in connection with these restructuring plans in the second quarter of 2020; this impairment charge included $2.0 million in property, plant and equipment write-downs. Also in the second quarter of 2020, the Company approved a Separation Incentive Program (SIP) that reduced the number of employees at Kaplan International, Higher Education, Kaplan Professional (U.S.) and Kaplan corporate, resulting in $5.0 million in non-operating pension expense in the second quarter of 2020. Additional restructuring and cost reduction plans are under development at Kaplan to be implemented in the second half of 2020.
In June 2020, Kaplan announced a plan to combine its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). The plan for this combination is under development and is designed to create and reinforce Kaplan’s competitiveness in each market and new markets into which Kaplan extends.
Education division revenue totaled $333.2 million for the second quarter of 2020, down 9% from $367.8 million for the same period of 2019. Kaplan reported operating income of $12.3 million for the second quarter of 2020, a 53% decline from $26.3 million for the second quarter of 2019.
For the first six months of 2020, education division revenue totaled $689.6 million, down 7% from revenue of $740.2 million for the same period of 2019. Kaplan reported operating income of $16.9 million for the first six months of 2020, a 67% decline from $51.9 million for the first six months of 2019.
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A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Six Months Ended
	June 30			June 30
(in thousands)	2020	2019	% Change	2020	2019	% Change
Revenue
Kaplan international	$164,713	$188,580	(13)	$364,328	$374,336	(3)
Higher education	86,453	76,288	13	159,990	159,068	1
Test preparation	51,111	65,673	(22)	93,950	126,823	(26)
Professional (U.S.)	28,674	35,147	(18)	67,123	76,361	(12)
Kaplan corporate and other	3,039	2,369	28	6,244	4,671	34
Intersegment elimination	(815)	(294)	—	(2,082)	(1,042)	—
	$333,175	$367,763	(9)	$689,553	$740,217	(7)
Operating Income (Loss)
Kaplan international	$16,035	$25,537	(37)	$35,015	$49,822	(30)
Higher education	17,050	2,721	—	15,030	4,636	—
Test preparation	(1,048)	4,289	—	(13,724)	3,835	—
Professional (U.S.)	1,378	4,745	(71)	7,504	16,004	(53)
Kaplan corporate and other	(6,870)	(6,920)	1	(8,392)	(14,757)	43
Amortization of intangible assets	(4,271)	(3,377)	(26)	(8,472)	(6,944)	(22)
Impairment of long-lived assets	(10,020)	(693)	—	(10,020)	(693)	—
Intersegment elimination	—	3	—	5	(3)	—
	$12,254	$26,305	(53)	$16,946	$51,900	(67)
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. In July 2019, Kaplan acquired Heverald, the owner of ESL Education, Europe’s largest language-travel agency and Alpadia, a chain of German and French language schools and junior summer camps. Kaplan International revenue decreased 13% and 3% for the second quarter and first six months of 2020, respectively. Excluding acquisitions, Kaplan International revenue decreased 13% and 4% in the second quarter and first six months of 2020, respectively. On a constant currency basis, revenue decreased 9% and remained flat for the second quarter and first six months of 2020, respectively. The revenue decreases were due to declines at Languages, Singapore, and UK Professional, partially offset by growth at UK Pathways and Australia and the Heverald acquisition. Kaplan International reported operating income of $16.0 million in the second quarter of 2020, compared to $25.5 million in the second quarter of 2019. Operating income decreased to $35.0 million in the first six months of 2020, compared to $49.8 million in the first six months of 2019. The decline in operating results in the second quarter and first six months of 2020 is due to declines at Languages, UK Professional and Singapore, partially offset by improved results in UK Pathways and Australia. Kaplan International Languages 2020 results were negatively impacted by COVID-19 travel restrictions and UK Professional results were negatively impacted by postponements of standardized exam dates. In addition, Kaplan International recorded $3.9 million of lease restructuring costs and $1.2 million of severance restructuring costs at Languages in the second quarter of 2020; the lease restructuring costs included $1.5 million in accelerated depreciation expense. Due to travel restrictions imposed as a result of COVID-19, management expects significant challenges in Languages’ operating environment for at least the remainder of 2020. In June 2020, UK Visas and Immigration announced that a mixed mode of online and face to face teaching would be permitted to continue for the duration of the entire academic year from July 1, 2020 to June 30, 2021; this will provide flexibility and confidence for students enrolling in UK Pathways programs.
The Higher Education division primarily includes the results of Kaplan as a service provider to higher education institutions. In the second quarter and first six months of 2020, Higher Education revenue was up 13% and 1%, respectively, due primarily to an increase in the Purdue University Global fee, offset by a reduction in expenses incurred by Kaplan Higher Education as service provider to Purdue Global. In the first quarter of 2020, the Company did not record an additional fee with Purdue Global based on an assessment of its collectability under the TOSA. In the second quarter of 2020, the Company recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. Purdue Global experienced increased enrollments and higher retention rates in the first half of 2020, which resulted in improved Higher Education results for the second quarter and first six months of 2020. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future. For the second quarter and first six months of 2020, Kaplan Higher Education recorded $1.5 million and $3.5 million, respectively, in lease restructuring costs, of which $0.1 million was accelerated depreciation expense.
Kaplan Test Preparation includes Kaplan’s standardized test preparation programs. KTP revenue decreased 22% and 26% for the second quarter and first six months of 2020, respectively, due to reduced demand for KTP’s retail comprehensive test preparation programs and product-life extensions related to the postponement of various standardized test dates due to the COVID-19 pandemic. Overall, product-life extensions have resulted in lower
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revenue being recognized in the first half of 2020; however, substantially all of this will be recognized over the remainder of 2020. KTP operating results declined in the second quarter and first six months of 2020 due to these revenue declines and $4.5 million of lease restructuring costs, of which $1.8 million was accelerated depreciation expense.
Kaplan Professional (U.S.) includes the domestic professional and other continuing education businesses. Kaplan Professional (U.S.) revenue in the second quarter and first six months of 2020 declined 18% and 12%, respectively, due to declines in CFA, real estate and accountancy programs, partly due to the postponement of certification exams. Kaplan Professional (U.S.) operating results declined in the second quarter and first six months of 2020, primarily due to the revenue declines and $0.6 million in lease restructuring costs.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses declined in the first six months of 2020 due to lower compensation costs.
In the second quarter of 2020, the Company approved a Separation Incentive Program (SIP) that reduced the number of employees at Kaplan International, Higher Education, Kaplan Professional (U.S.) and Kaplan corporate, resulting in $5.0 million in non-operating pension expense in the second quarter of 2020. In the second quarter of 2019, the Company approved a SIP that reduced the number of employees at KTP and Higher Education, resulting in $6.6 million in non-operating pension expense in the second quarter of 2019.
Television Broadcasting
Revenue at the television broadcasting division decreased 14% to $100.8 million in the second quarter of 2020, from $116.6 million in the same period of 2019. The revenue decline is due to reduced advertising demand related to the COVID-19 pandemic, partially offset by a $3.7 million increase in political advertising revenue and a $3.5 million increase in retransmission revenues. In the second quarter of 2020 and 2019, the television broadcasting division recorded $1.1 million and $7.8 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the second quarter of 2020 decreased 47% to $23.6 million, from $44.5 million in the same period of 2019, due to revenue declines, higher network fees and a reduction in property, plant and equipment gains. While revenue and operating results were adversely impacted by the COVID-19 pandemic in the second quarter of 2020, both revenue and operating results improved steadily throughout the quarter.
Revenue at the television broadcasting division decreased 4% to $216.2 million in the first six months of 2020, from $224.9 million in the same period of 2019. The revenue decline is due to reduced advertising demand related to the COVID-19 pandemic, partially offset by a $13.5 million increase in political advertising revenue and $4.1 million in higher retransmission revenues. In the first six months of 2020 and 2019, the television broadcasting division recorded $1.4 million and $9.6 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the first six months of 2020 decreased 26% to $59.4 million, from $80.0 million in the same period of 2019, due to revenue declines, higher network fees and a reduction in property, plant and equipment gains.
The postponement of the 2020 summer Olympics, the reduction and uncertainty surrounding broadcast sporting events, and overall reduced advertising demand related to the COVID-19 pandemic are expected to negatively impact advertising revenue and the operating results at the television broadcasting division for the remainder of 2020.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues declined 28% and 14% in the second quarter and first six months of 2020, respectively. The revenue declines are due primarily to a significant reduction in product demand at Dekko, particularly in the hospitality, household appliance and transportation sectors, as well as lower product demand at Hoover, partially offset by higher wood prices at Hoover in the second quarter of 2020. Manufacturing operating results declined in the second quarter and first six months of 2020, due to a significant decline in Dekko results for the second quarter of 2020 from lower revenues, partially offset by improved results at Hoover from reduced operating costs and gains on inventory sales.
Starting in the second half of March 2020, certain of Dekko, Joyce/Dayton and Hoover’s manufacturing plants began operating at reduced levels due to lower product demand and other jurisdictional factors related to the
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COVID-19 pandemic. The manufacturing businesses are tightly managing expenses and continuing with cost reduction plans to mitigate the impact of lower product demand. Overall, this is expected to continue to adversely impact manufacturing revenues and operating results for the remainder of 2020.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. In December 2019, GHG acquired a 75% interest in CSI Pharmacy Holding Company, LLC (CSI), a Wake Village, TX-based company, which coordinates the prescriptions and nursing care for patients receiving in-home infusion treatments. Healthcare revenues increased 21% for the second quarter and first six months of 2020, due to the CSI acquisition, offset by revenue declines from home health services due to lower patient volumes.
In the second quarter of 2020, GHG received $7.4 million from the Federal CARES Act Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.5 million in revenue in the second quarter to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. GHG recorded $1.7 million as a credit to operating costs to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs. The improvement in GHG operating results in the second quarter and first six months of 2020 is due to improved results from home health and hospice services and operating income from the CSI acquisition. The Company expects home health care revenues for the remainder of 2020 to continue to be down from 2019, due to the effects of COVID-19.
SocialCode
SocialCode is a provider of marketing solutions managing data, creative, media and marketplaces to accelerate client growth. SocialCode’s revenue decreased 36% and 25% in the second quarter and first six months of 2020, respectively, due to reduced marketing spending by advertising clients as a result of the recessionary environment from the COVID-19 pandemic. SocialCode also has some significant CPG industry clients and has experienced the adverse impact of brand boycotts. SocialCode reported operating losses of $3.0 million and $6.8 million in the second quarter and first six months of 2020, respectively, compared to $1.0 million and $5.0 million in the second quarter and first six months of 2019, respectively. In July 2020, SocialCode announced it will be splitting into two separate companies. SocialCode’s agency business will continue as a leading digital marketing agency and the Audience Intelligence Platform (AIP) will be a separate software company, operating under the new name, Decile. Decile uses first party customer data to deliver business intelligence and customer insights to its customers. In the second quarter of 2020, SocialCode recorded a $1.5 million lease impairment charge (including $0.1 million in property, plant and equipment write-downs) in connection with a restructuring plan that included other cost reduction initiatives to mitigate the adverse impact of COVID-19 on advertising demand, which is expected to continue for the remainder of 2020. These initiatives included the approval of a Separation Incentive Program (SIP) that reduced the number of employees at SocialCode, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020.
Other Businesses
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, DC, with two retail locations in the metropolitan area and a manufacturing facility in Richmond, KY. The Company previously disclosed a minority investment interest in Framebridge.
On July 31, 2019, the Company acquired Clyde’s Restaurant Group (CRG). CRG owns and operates twelve restaurants and entertainment venues in the Washington, DC metropolitan area, including Old Ebbitt Grill and The Hamilton, two of the top twenty highest grossing independent restaurants in the United States. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in the second half of March 2020, pursuant to government orders, maintaining limited operations for delivery and pickup. At the time, CRG had temporarily laid off many of its employees due to the uncertainty as to the timing, safety and other details regarding reopening. Given the uncertain and challenging operating environment for the restaurant industry, the Company completed a goodwill and other long-lived assets impairment review of CRG in the first quarter of 2020, resulting in a $9.7 million goodwill and intangible assets impairment charge.
In the second half of May 2020, CRG began limited outdoor dining services at most of its restaurants, and in the second half of June 2020, CRG began limited indoor dining services at most of its restaurants. While many of CRG’s laid-off employees were rehired, CRG is uncertain as to the timing and other details regarding a full reopening. In June 2020, CRG made the decision to close its restaurant and entertainment venue in Columbia, MD effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $2.8 million in the second quarter of 2020; an additional $2.8 million in accelerated depreciation will be recorded in the third quarter of 2020. CRG incurred a significant loss in the second quarter of 2020 due to limited revenues and costs
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incurred to support its employees and to reopen the restaurants for limited outdoor and indoor services. CRG continues to develop cost reduction plans to mitigate the impact of COVID-19. The pandemic is expected to continue to adversely impact CRG revenues and operating results for the remainder of 2020.
On January 31, 2019, the Company acquired two automotive dealerships, Lexus of Rockville and Honda of Tysons Corner, from Sonic Automotive. The Company also announced it had entered into an agreement with Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships. In the fourth quarter of 2019, the Company and Mr. Ourisman commenced operations at a new Jeep automotive dealership, which began generating sales in January 2020 as Ourisman Jeep of Bethesda. Mr. Ourisman and his team of industry professionals operate and manage the dealerships. Graham Holdings Company holds a 90% stake in all three dealerships. As a result of the COVID-19 pandemic and the related recessionary conditions, the Company’s automotive dealerships experienced reduced demand for sales and service beginning in March 2020. Given the uncertain and challenging operating environment for automotive dealerships, the Company completed a goodwill and other long-lived assets impairment review of its automotive dealerships in the first quarter of 2020, resulting in a $6.7 million intangible assets impairment charge. Revenue and operating results at the automotive dealerships continued to be adversely impacted in the second quarter of 2020; however, results improved steadily throughout the quarter. While the impact of the pandemic is uncertain, the Company expects improved operating results in the second half of 2020, compared to the first half of 2020.
Other businesses include an investment stage business, Megaphone, which provides podcast technology for publishers and advertisers through the Megaphone platform and Megaphone Targeted Marketplace (MTM). Megaphone’s revenues increased significantly in the first six months of 2020, as both advertising and platform sales experienced rapid growth during the period.
Overall, for the first half of 2020, operating revenues for other businesses increased due largely to the CRG, Framebridge and automotive dealership acquisitions and growth at Megaphone. Revenues from other businesses decreased in the second quarter of 2020, due largely to declines at the automotive dealerships, offset by revenues from the CRG and Framebridge acquisitions and growth at Megaphone. CRG and the automotive dealerships incurred losses in the second quarter and first six months of 2020 due to the challenging operating conditions that began in March 2020 and the goodwill and other long-lived asset impairment charges. As investment stage businesses, Megaphone and Framebridge also reported operating losses in the second quarter and first six months of 2020.
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Pinna and CyberVista. Foreign Policy, CyberVista and Pinna also reported revenue increases in the first six months of 2020. Losses from each of these four businesses in the first six months of 2020 adversely affected operating results.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses declined in the first six months of 2020 due primarily to lower incentive compensation costs.
Equity in (Losses) Earnings of Affiliates
At June 30, 2020, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in a number of home health and hospice joint ventures, and several other affiliates. The Company recorded equity in earnings of affiliates of $1.2 million for the second quarter of 2020, compared to $1.5 million for the second quarter of 2019. The Company recorded equity in losses of affiliates of $0.4 million for the first six months of 2020, compared to earnings of $3.1 million for the first six months of 2019. The Company recorded $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
Net Interest Expense and Related Balances
On June 30, 2020, the Company repaid the £60 million borrowings due under the Kaplan Credit Agreement, financed by a £60 million drawdown on the Company’s $300 million revolving credit facility.
In connection with the auto dealership acquisition that closed on January 31, 2019, a subsidiary of the Company borrowed $30 million to finance a portion of the acquisition and entered into an interest rate swap to fix the interest rate on the debt at 4.7% per annum. The subsidiary is required to repay the loan over a 10-year period by making monthly installment payments. In connection with the CSI acquisition that closed in December 2019, a subsidiary of GHG borrowed $11.25 million to finance a portion of the acquisition. The debt bears interest at 4.35% per annum. The GHG subsidiary is required to repay the loan over a five-year period by making monthly installment payments.
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The Company incurred net interest expense of $6.4 million and $13.0 million for the second quarter and first six months of 2020, respectively; compared to $6.8 million and $12.5 million for the second quarter and first six months of 2019, respectively.
At June 30, 2020, the Company had $511.5 million in borrowings outstanding at an average interest rate of 5.1% and cash, marketable equity securities and other investments of $723.8 million. At June 30, 2020, the Company had £60 million ($73.9 million) outstanding on its $300 million revolving credit facility, in connection with the refinancing of the debt repaid under the Kaplan Credit Agreement. In management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $12.1 million and $30.5 million for the second quarter and first six months of 2020, respectively; compared to $12.3 million and $32.2 million for the second quarter and first six months of 2019, respectively.
In the second quarter of 2020, the Company recorded $6.0 million in expenses related to non-operating Separation Incentive Programs at the education division and SocialCode. In the second quarter of 2019, the Company recorded $6.6 million in expenses related to a non-operating Separation Incentive Program at the education division.
Gain (Loss) on Marketable Equity Securities, net
Overall, the Company recognized $39.9 million in net gains and $60.5 million in net losses on marketable equity securities in the second quarter and first six months of 2020, respectively; compared to $7.8 million and $31.9 million in net gains on marketable equity securities in the second quarter and first six months of 2019, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $8.1 million for the second quarter of 2020, compared to $1.2 million for the second quarter of 2019. The 2020 amounts included a $3.7 million gain on acquiring a controlling interest in an equity affiliate; a $2.6 million gain on a cost method investment; a $1.5 million gain on sale of an equity affiliate, and other items; offset by $1.1 million in foreign currency losses. The 2019 amounts included $0.1 million in foreign currency gains and other items.
The Company recorded total other non-operating income, net, of $10.8 million for the first six months of 2020, compared to $30.6 million for the first six months of 2019. The 2020 amounts included a $3.7 million gain on acquiring a controlling interest in an equity affiliate; $3.2 million in foreign currency gains; a $2.6 million gain on a cost method investment; a $1.4 million net gain on sales of equity affiliates, and other items; partially offset by $2.6 million in impairments on cost method investments. The 2019 amounts included a $29.0 million gain on the sale of the Company’s interest in Gimlet Media; a $1.4 million gain on sale of cost method investments; $0.6 million in foreign currency gains and other items.
(Benefit from) Provision for Income Taxes
The Company’s effective tax rate for the first six months of 2020 was 18.9%.
The Company’s effective tax rate for the first six months of 2019 was 24.2%. In the first quarter of 2019, the Company recorded income tax benefits related to stock compensation of $1.7 million.
Earnings (Losses) Per Share
The calculation of diluted earnings (losses) per share for the second quarter and first six months of 2020 was based on 5,201,101 and 5,234,809 weighted average shares outstanding, compared to 5,328,252 and 5,327,369 for the second quarter and first six months of 2019. At June 30, 2020, there were 5,159,370 shares outstanding. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 100,996 shares as of June 30, 2020.
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Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2019 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$652,871	$737,602	(11)
Operating expenses	598,243	652,182	(8)
Depreciation of property, plant and equipment	22,913	13,884	65
Amortization of intangible assets	14,327	12,880	11
Impairment of long-lived assets	11,511	693	—
Operating income	5,877	57,963	(90)
Equity in earnings of affiliates, net	1,182	1,467	(19)
Interest income	954	1,579	(40)
Interest expense	(7,377)	(8,386)	(12)
Non-operating pension and postretirement benefit income, net	12,136	12,253	(1)
Gain on marketable equity securities, net	39,890	7,791	—
Other income, net	8,100	1,228	—
Income before income taxes	60,762	73,895	(18)
Provision for income taxes	41,900	16,700	—
Net income	18,862	57,195	(67)
Net income attributable to noncontrolling interests	(8)	(114)	(93)
Net Income Attributable to Graham Holdings Company Common Stockholders	$18,854	$57,081	(67)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$3.61	$10.74	(66)
Basic average number of common shares outstanding	5,196	5,285
Diluted net income per common share	$3.60	$10.65	(66)
Diluted average number of common shares outstanding	5,201	5,329
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$1,385,128	$1,429,801	(3)
Operating expenses	1,275,145	1,277,795	0
Depreciation of property, plant and equipment	39,617	27,407	45
Amortization of intangible assets	28,492	25,940	10
Impairment of goodwill and other long-lived assets	27,912	693	—
Operating income	13,962	97,966	(86)
Equity in (losses) earnings of affiliates, net	(365)	3,146	—
Interest income	2,105	3,279	(36)
Interest expense	(15,055)	(15,811)	(5)
Non-operating pension and postretirement benefit income, net	30,539	32,181	(5)
(Loss) gain on marketable equity securities, net	(60,503)	31,857	—
Other income, net	10,788	30,579	(65)
(Loss) income before income taxes	(18,529)	183,197	—
(Benefit from) provision for income taxes	(3,500)	44,300	—
Net (loss) income	(15,029)	138,897	—
Net loss (income) attributable to noncontrolling interests	638	(68)	—
Net (Loss) Income Attributable to Graham Holdings Company Common Stockholders	$(14,391)	$138,829	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net (loss) income per common share	$(2.77)	$26.12	—
Basic average number of common shares outstanding	5,235	5,285
Diluted net (loss) income per common share	$(2.77)	$25.91	—
Diluted average number of common shares outstanding	5,235	5,328

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30		%	June 30		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Education	$333,175	$367,763	(9)	$689,553	$740,217	(7)
Television broadcasting	100,762	116,628	(14)	216,210	224,851	(4)
Manufacturing	83,239	114,873	(28)	196,697	230,030	(14)
Healthcare	49,181	40,641	21	95,175	78,369	21
SocialCode	10,483	16,382	(36)	22,506	29,829	(25)
Other businesses	76,380	81,359	(6)	165,648	126,589	31
Corporate office	—	—	—	—	—	—
Intersegment elimination	(349)	(44)	—	(661)	(84)	—
	$652,871	$737,602	(11)	$1,385,128	$1,429,801	(3)
Operating Expenses
Education	$320,921	$341,458	(6)	$672,607	$688,317	(2)
Television broadcasting	77,135	72,134	7	156,807	144,817	8
Manufacturing	84,721	110,181	(23)	191,678	222,064	(14)
Healthcare	40,363	38,043	6	83,188	73,442	13
SocialCode	13,487	17,357	(22)	29,299	34,822	(16)
Other businesses	97,696	87,272	12	216,656	140,995	54
Corporate office	13,020	13,238	(2)	21,592	27,462	(21)
Intersegment elimination	(349)	(44)	—	(661)	(84)	—
	$646,994	$679,639	(5)	$1,371,166	$1,331,835	3
Operating Income (Loss)
Education	$12,254	$26,305	(53)	$16,946	$51,900	(67)
Television broadcasting	23,627	44,494	(47)	59,403	80,034	(26)
Manufacturing	(1,482)	4,692	—	5,019	7,966	(37)
Healthcare	8,818	2,598	—	11,987	4,927	—
SocialCode	(3,004)	(975)	—	(6,793)	(4,993)	(36)
Other businesses	(21,316)	(5,913)	—	(51,008)	(14,406)	—
Corporate office	(13,020)	(13,238)	2	(21,592)	(27,462)	21
	$5,877	$57,963	(90)	$13,962	$97,966	(86)
Depreciation
Education	$10,324	$6,137	68	$17,653	$12,338	43
Television broadcasting	3,446	3,293	5	6,789	6,532	4
Manufacturing	2,526	2,384	6	5,053	4,817	5
Healthcare	493	607	(19)	1,033	1,217	(15)
SocialCode	121	384	(68)	242	536	(55)
Other businesses	5,827	837	—	8,496	1,485	—
Corporate office	176	242	(27)	351	482	(27)
	$22,913	$13,884	65	$39,617	$27,407	45
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$14,291	$4,070	—	$18,492	$7,637	—
Television broadcasting	1,361	1,408	(3)	2,721	2,816	(3)
Manufacturing	6,988	6,528	7	14,125	13,058	8
Healthcare	1,307	1,410	(7)	2,617	2,808	(7)
SocialCode	1,647	157	(1)	1,804	314	—
Other businesses	244	—	—	16,645	—	—
Corporate office	—	—	—	—	—	—
	$25,838	$13,573	90	$56,404	$26,633	—
Pension Expense
Education	$2,592	$2,522	3	$5,177	$5,186	—
Television broadcasting	836	780	7	1,632	1,511	8
Manufacturing	395	15	—	789	40	—
Healthcare	112	63	78	271	246	10
SocialCode	162	191	(15)	399	439	(9)
Other businesses	241	161	50	467	362	29
Corporate office	1,466	1,231	19	2,852	2,400	19
	$5,804	$4,963	17	$11,587	$10,184	14
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30		%	June 30		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Kaplan international	$164,713	$188,580	(13)	$364,328	$374,336	(3)
Higher education	86,453	76,288	13	159,990	159,068	1
Test preparation	51,111	65,673	(22)	93,950	126,823	(26)
Professional (U.S.)	28,674	35,147	(18)	67,123	76,361	(12)
Kaplan corporate and other	3,039	2,369	28	6,244	4,671	34
Intersegment elimination	(815)	(294)	—	(2,082)	(1,042)	—
	$333,175	$367,763	(9)	$689,553	$740,217	(7)
Operating Expenses
Kaplan international	$148,678	$163,043	(9)	$329,313	$324,514	1
Higher education	69,403	73,567	(6)	144,960	154,432	(6)
Test preparation	52,159	61,384	(15)	107,674	122,988	(12)
Professional (U.S.)	27,296	30,402	(10)	59,619	60,357	(1)
Kaplan corporate and other	9,909	9,289	7	14,636	19,428	(25)
Amortization of intangible assets	4,271	3,377	26	8,472	6,944	22
Impairment of long-lived assets	10,020	693	—	10,020	693	—
Intersegment elimination	(815)	(297)	—	(2,087)	(1,039)	—
	$320,921	$341,458	(6)	$672,607	$688,317	(2)
Operating Income (Loss)
Kaplan international	$16,035	$25,537	(37)	$35,015	$49,822	(30)
Higher education	17,050	2,721	—	15,030	4,636	—
Test preparation	(1,048)	4,289	—	(13,724)	3,835	—
Professional (U.S.)	1,378	4,745	(71)	7,504	16,004	(53)
Kaplan corporate and other	(6,870)	(6,920)	1	(8,392)	(14,757)	43
Amortization of intangible assets	(4,271)	(3,377)	(26)	(8,472)	(6,944)	(22)
Impairment of long-lived assets	(10,020)	(693)	—	(10,020)	(693)	—
Intersegment elimination	—	3	—	5	(3)	—
	$12,254	$26,305	(53)	$16,946	$51,900	(67)
Depreciation
Kaplan international	$5,619	$3,716	51	$10,197	$7,598	34
Higher education	832	629	32	1,555	1,226	27
Test preparation	2,607	779	—	3,433	1,584	—
Professional (U.S.)	1,165	959	21	2,278	1,824	25
Kaplan corporate and other	101	54	87	190	106	79
	$10,324	$6,137	68	$17,653	$12,338	43
Pension Expense
Kaplan international	$120	$110	9	$232	$227	2
Higher education	1,070	1,102	(3)	2,140	2,265	(6)
Test preparation	823	821	—	1,646	1,687	(2)
Professional (U.S.)	261	329	(21)	523	677	(23)
Kaplan corporate and other	318	160	99	636	330	93
	$2,592	$2,522	3	$5,177	$5,186	—
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding (Loss) income before income taxes, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
▪the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
▪the ability to identify trends in the Company’s underlying business; and
▪a better understanding of how management plans and measures the Company’s underlying business.
The Company has provided this non-GAAP information on a pre-income tax basis in order to facilitate a meaningful period-to-period comparison of income in light of the difference in applicable income tax rates for the second quarter and first six months of 2020 and the second quarter and first six months of 2019.
(Loss) income before income taxes, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis. The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2020	2019	2020	2019
Income (loss) before income taxes, as reported	$60,762	$73,895	$(18,529)	$183,197
Adjustments:
Goodwill and other long-lived asset impairment charge	9,274	—	25,676	—
Restructuring charges at the education division	10,211	—	10,211	—
Accelerated depreciation at other businesses	2,847	—	2,847	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(1,074)	(7,831)	(1,365)	(9,619)
Charges related to non-operating Separation Incentive Program	4,583	6,607	4,583	6,607
Net (gains) losses on marketable equity securities	(39,890)	(7,790)	60,503	(31,857)
Gain on sale of Gimlet Media	—	—	—	(28,994)
Non-operating gains, net, from write-ups, sales and impairments of cost and equity method investments	(7,752)	—	(1,621)	(1,411)
Foreign currency loss (gain)	1,070	(109)	(3,220)	(623)
Income before income taxes, adjusted (non-GAAP)	$40,031	$64,772	$79,085	$117,300

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